Composite Technology Corporation
Third Quarter 2009
August 11, 2009

Operator: Good afternoon, ladies and gentlemen.  Thank you for standing by.  Welcome to the Composite Technology Corporation Third Quarter 2009 conference call.  During today's presentation all parties will be in a listen-only mode.  Following the presentation the conference will be open for questions.  If you have a question please press the star followed by the one on your touch tone phone.  If you would like to withdraw your question please press the star followed by the two.  We do ask if you're on a speaker phone that you lift the handset before making your selection.  This conference call is being recorded today, Tuesday, August 11th of 2009.  I would now like to turn the conference over to James Carswell, Head of Investor Relations.  Please go ahead, sir.

James Carswell: Thank you and welcome to our earnings call for the June 30, 2009 quarter end.  With us today on the call are Benton Wilcoxon, our Chief Executive Officer, and D.J. Carney, our Chief Financial Officer.

Before we get started I'd like to read a brief statement of Safe Harbor and then return the call over to Benton.  Statements made during this call and which are not strictly historical in nature constitute forward-looking statements.  Such statements include but are not limited to statements regarding the announced agreements to potentially sell substantially all of the operating assets and operating liabilities of DeWind Inc., including its subsidiaries and certain assets of DeWind Ltd.  The final value of the net asset at closing, occurrence of any indemnification events under the asset purchase agreement, potential sales of ACCC conductors and related products, expectations regarding CTC, CTC Cable, and DeWind revenues, costs, expenses, and cash flows for fiscal 2009, expectations regarding any current or future litigations, top line growth, and earnings potential with CTC Cable and DeWind businesses, and the company's position in the alternative energy space, as well as the company's plans for the future of DeWind or CTC Cable sales to the US or international customers, plans for development efforts in the CTC Cable business, DeWind business, and expectation for the current and future CTC Cable and DeWind sales, forwarders, and manufacturing, and anticipated results for fiscal 2009.

Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause CTC's actual results to be materially different from those expressed or implied in such forward-looking statements.  These factors include but are not limited to the risks related to the operations of DeWind and the CTC Cable business, business related to the fulfillment of the closing conditions under the asset purchase agreements, risks related to the final value of the net asset at closing, and risk of any indemnification events under the asset purchase agreement as well as risks related to the company's financial wellbeing, sourcing of materials, and the risk that the company may not continue as a going concern, the risk that the customers may—customers' use of the CTC technology may not grow as anticipated, and the risk that the anticipated market opportunities may not materialize at expected levels or at all, and the risk that the company's activities may not result in the growth of possible revenue.  All forward-looking statements are qualified in their entirely by the cautionary statements and CTC providing this information as of this date, today, and does not make any obligation to update any forward-looking statements discussed in this call as the result of any new information, future events or otherwise—or other than as required under the applicable securities laws.

I would now like to turn this call over to our CEO, Mr. Benton Wilcoxon.

Benton Wilcoxon: Thank you, James.  Our agenda for today's call will be as follows.  First our CFO, D.J. Carney, will provide commentary on our financial results, then I will provide some discussion on the quarter and talk about near and mid-term objectives, opportunities for the CTC cable business, and announced agreements to sell certain assets and liabilities of DeWind.  Finally we will take questions on the results.  I'd now like to turn over the call to our CFO.

D.J. Carney: Thanks, Benton.  I'll take a few minutes to walk through the financial results for the quarter ending June 30th.  Consolidated revenues for the quarter were a disappointing 4 million consisting of $3.6 million in CTC Cable sales and 400,000 in DeWind sales.  Cable sales decreased $2.6 million from the March 2009 quarter and $3 million from the June 2008 quarter, all of which was due to lower unit sales in China and due to a price discount given to our Chinese customer to facilitate a sale designated for a 500 kilovolt line.

Cable margins were 17.7% of revenues, resulting from the discount to our customer in China.  The discount was given to provide for a sale into our first 500 kilovolt installation and to obtain certification for even higher voltage transmission lines.  This was a strategic business decision to enhance our product offering and since a significant portion of the Chinese government's stimulus funds relate to new transition lines of between 500 and 1,000 kilovolts.  Excluding the one-time discount of nearly $1 million margins would have been in line with historical margins for a cable business.

DeWind sales for the June 2009 quarter did not include the recognition of any wind turbines and only included small part sales and license fee revenue recognition as compared to $7.2 million in turbines and $6.4 million in parts in the June 2008 quarter.

Moving forward and in anticipation of the closing of the Daewoo Shipbuilding and Marine Engineering, known as DSME, deal that we announced yesterday.  We expect the DeWind business will be reported as discontinued operations.  For the purposes of this call and any discussion when we reference continuing pro forma CTC operations it is intended to mean operations of the reported CTC cable and CTC corporate overhead and excluding DeWind operations.  Our consolidated net loss from continuing operations for all entities for the quarter ending June 30, 2009 was a $26.9 million loss including a $22.4 million loss relating to the DeWind segment of which 18.3 million was a goodwill impairment charge for DeWind.  Excluding the DeWind goodwill charge our not loss would have been $8.6 million compared to a $10.2 million loss in the March 2009 quarter and a $9.1 million loss for the June 2008 quarter.

Excluding DeWind the pro forma loss from continuing CTC operations would have been $4.5 million for the June 2009 quarter and compared to a comparable $3.8 million loss from continuing CTC operations for the quarter ending March 31, 2009, and $4.7 million loss from continuing CTC operations for the June 2008 quarter.

During the quarter we continued our efforts to reduce our cash basis operating expenses and with a divestiture of the DeWind segment we expect to cut our cash basis operating expenses nearly in half from the current June 2009 levels.  Cash basis operating expenses were $6 million for the quarter ended June 2009 including 2.8 million for our DeWind segment and 3.2 million for our continuing CTC operations.

We ended the quarter with total cash of $6.7 million, an increase of 3.5 million from March, which was driven by $4.7 million of net proceeds received from our bridge loan and offset by cash used in operations.  We project that after the close of the DSME transaction that the combination of the proceeds from the DSME transaction and the reduced cash spending from the divestiture of the DeWind business will result in sufficient cash balances to fund the remaining continuing CTC operations through the end of 2010.  And with that I will turn the call over to our CEO, Benton Wilcoxon, to discuss business opportunities and the business going forward.

Benton Wilcoxon: Thanks, D.J.  I will now provide some overview of our two business segments staring with DeWind, where I will begin with some clarification on the financial turns of the DSME deal.

The DSME transaction calls for a total of 49.5 million payable in cash for substantially all of the operating assets and operating liabilities of DeWind Inc., and certain of the assets of one of our European DeWind subsidiaries.  Of this amount $11 million is to be placed into escrow to be released as certain conditions of the transaction are met and the remainder is due upon closing.  Closing is anticipated within 30 days.  However, the agreements allow for 45 days.  Most of DeWind's employees will transfer to the new owner at closing.  From the proceeds of the anticipated closing we will immediately repay the $5 million bridge loan from June and pay DeWind deal-related investment banking fees and legal costs estimated to be around 2.5 million.

On page 19 of the 10-Q filing is a table that describes the assets to be sold and liabilities to be assumed under the terms of the asset purchase agreement signed on August 10, 2009.  The assets and liabilities are subject to adjustment up to the date the transaction closes.  The June 30, 2009 net book value of the assets expected to be transferred was $40.9 million including 62 million book value of inventories, receivables, and property, and 18.6 million of book value of intangible assets, and reduced by 39.7 million in assumed liabilities including accounts payable, customer advances, and warranty liabilities.

Now turning to the status of CTC Cable.  Even though we had a drop in sales in our CTC Cable segment the business remains strong and well positioned for growth.  The quarter proved to be a challenge as a combination of global economic uncertainty and delays in planned projects took a toll on awards and revenues.  We believe that this drop in orders in temporary since we see continued and increasing lines being engineered which specify ACCC conductors.  Therefore we expect the order flow to return the previous levels as we move into the later part of the year and various customers feel more comfortable in releasing projects and spending cash now that banking starts to become open doors or the doors are opening in some of the banking sectors.  We look to our robust sales pipeline as evidence that we have positioned our ACCC conductor well and we are getting new opportunities with the global utilities and power grid managers.

We use this time during the quarter to strengthen and improve CTC Cable operations and to create vital, updated independent third party testing and results.  Our manufacturing operations remain efficient and our capabilities are suitable to meet the expected order flow.  In the quarter we focused on cost reductions for all operations and critical materials.  We made very good progress in reducing those material costs, in some cases reducing our costs by 30% for certain key components.

We streamlined our core manufacturing process and we organized our manufacturing facility for better workflow, and increased through-put and introduced new methods of product identification and tracking.  Our fully integrated enterprise requirements program, known as an ERP system, came online in recent quarters and the favorable impact was evident in this past quarter.  Our process remains tightly controlled with all operations fully documented and capable of full statistical process control.

This past quarter we made use of such statistical capabilities and undertook a detailed look at our process and test results for the past three years.  This exercise looked at thousands of production runs and completed tests.  Our analysis confirmed that our process is controlled within a very tight band and our performance results were outstanding.  We could tie all process data to specific materials based in environmental conditions and illustrate a complete understanding of our process.  This level of control is an important measure of the maturity that we posses that provides confidence and security to our customers.

As mentioned in last quarter, we have seen a small number of entities emerge in various markets with what we believe are copy-cat products, trying to capitalize on the success, years of tests and sales and experience at CTC.  None of these entities can claim such history and control, and they are years away from having that ability in the best of cases.  We expanded our international network for the addition of trapezoidal aluminum to our ACCC composite core, with new licensees.  With the qualification of two sources in Indonesia we now have six locations worldwide that are qualified to strand ACCC conductors.  Among these companies we have a mix of manufacturing and distribution agreements.  More qualified sources will be added with activities already underway in Latin America.

Sales activity is high with the US and Latin American markets, showing highly increased activity.  The sales pipeline we tracked shows that an increasing view of upcoming projects planned in the US and Latin America.  Many of these projects are months away, if not years, but they are clear targets, which gives our team plenty of time to design our ACCC conductor into those applications and demonstrate to the designers the engineering advantages, performance advantages, and economic advantages of ACCC conductor.

Besides the US new awards were received from Portugal, Mexico, and Indonesia.  We were awarded and we have already shipped a large order for South Africa that will help the City of Johannesburg prepare for the upcoming world cup soccer spectacle in the city.  This award is for a unique project where the transmission line will be replaced while the line is still energized.  There will not be any interruption of electrical service for customers and no expensive re-routing of power load will be required.  This approach is now being explored by other African nations and we are preparing or participating in those investigations.

New awards are also expected from Chile and the UK as well and repeat orders for utilities in Mexico and Indonesia.  We have strategic initiatives underway in Brazil and Colombia that will allow a substantial penetration of the growing central and South American markets.  We have also added sales representative coverage in Southeast Asia and parts of Africa.  We remain optimistic about continuing demand in China.  China continues to invest in electrical infrastructure using their stimulus fund and many regional projects are going ahead.  As described in our last call our ACCC conductor has been proven to be suitable for all voltage ranges for distribution up to extra high voltage.  In China the largest growth segment is in the extra high voltage range of 500 kilovolts and above.  Our Chinese licensee has been positioning ACCC conductor for large-scale roll out in these high voltage projects.  However, our Chinese licensee was not able to meet their quarterly minimum quantities for the June quarter.  We view this as a result of a number of factors.

Although still growing the Chinese economy has also been affected by the global economic downturn.  As reported by our customer licensee China has endured three consecutive quarters of decreasing electrical consumption.  This is a result of decreased manufacturing capacity driven by falling exports.  Plans to relieve immediate transmissions, corridor congestion has dropped in priority and many projects are being postponed.  In addition, the bulk of the stimulus funds are being funneled into the long term, high capacity transmission corridors as the high voltages of 500, 800, 1,000 kilovolts.  These large projects will take several quarters to plan, design, permit, and move into the construction phase.  We are therefore suffering through this lull, nevertheless seeking the approval processes and specification into those projects.  We are confident the demand will return shortly and we are actively pursuing multiple channels in China to drive demand across the country.

Restoring the base production load provided by our Chinese licensee is a critical priority for the management team.  We have high expectations of the efforts underway in China as well as the initiatives we have in Latin America will restore this base load quickly and the combined success of these initiatives with the new markets and new US projects will return CTC Cable to the high growth rates we experienced in previous years.

We continue our battle to protect our intellectual property against what we believe are copycat companies, and those who seek to steal our technology and markets from us.  We will extend our efforts to protect our technology outside of the US market and into China as necessary.  Although it is an expense it is important to preserve value and we will not shrink from the task as we are very confident in our position.  We believe that most of these attacks are meant to be distracting and divert the management team and company resources away from its focus on building the business.  We will not let that occur.

In the US market our sales representative network has grown to 19 agencies with all of the US and Canada covered.  Our regional sales directors are doing an excellent job of managing those firms.  We have also expanded our application engineering team.  This team has become a critical element of every project sale we make around the world to develop a number of high value comparison and evaluation tools that allow our team to evaluate ACCC conductor against any other conductor type.  We can now quickly complete a full technical and economic analysis for our customers.  When we present this level of detail we can make a very compelling argument for the use of ACCC conductor.  We will continue to expand this group and increase their interface with the engineering firms around the nation who are critical to the design of new transmission projects.  We have never been more qualified to expand, apply, and sell ACCC products.

We still believe the planned stimulus funds in the US should also add significant project funding over the next two years, which should provide numerous opportunities for ACCC conductor in new construction as well as re-conductor projects.  Wording presented in the recent Waxman-Markey energy bill highlights the need to adopt energy efficiency technologies and provide certain incentives or benefits for those who would reduce line losses in transmission line projects.  We are ideally positioned to provide this technology while with ACCC conductor.  With these funding agencies and mechanisms, or should I say, when these funding agencies and mechanisms are fully defined, there should be a substantial uptick in business opportunity related to those opportunities.

In summary, we remain optimistic on the success and growth of the CTC Cable business segment.  The impact of global fiscal uncertainty will work its way through the system and we are poised to take advantage of the coming growth with our high value products.  These products are still the most economical and most—have the greatest performance advantage of any transmission product today.  We have the right product at the right time. We believe that we have the true 21st century solution to global transmission problems.

This now concludes our prepared statements section of the call and we will now answer questions.

Operator: Thank you, sir.  Ladies and gentlemen, we will now begin the question-and-answer session.  As a reminder if you have a question please press the star followed by the one on your touch tone phone.  If you would like to withdraw you question please press the star followed by the two.  We do ask if you're on a speaker phone that you lift the handset before making your selection.  One moment please for the first question.  Our first question comes from the line of Mike Breard with Hodges Capital Management.  Please go ahead.

Mike Breard: Yes.  I just had a few questions about the details on the DeWind sale?  That 11 million in escrow, you said that could take from 90 days to two years to deliver some of that.  Are you talking about, say, 10 million of it at 90 days or what exactly does that cover?

Benton Wilcoxon: These are some of the, shall we say, more intricate details of the agreement and they govern some of the warranty liabilities and other items that may or not have passed.  And the buyer, DSME, wanted to make sure that there would be funds available to cover those in the event that one of these items would pop up.  Some of them could be released quite quickly.  They're all individually itemized and scheduled, and I would prefer, I don't think it's wise for us to discuss any of those details until we close the actual transaction, and then we can have the definitive schedule in front of us.

Mike Breard: Okay, and does this take care of your liability under various lawsuits with the FKI and with the people at Little Pringle project.  There was already lawsuits covered?

D.J. Carney: This is D.J.  On the lawsuits, you're speaking of Little Pringle, DSME is acquiring the rights to the Little Pringle projects and they are assuming the liabilities associated with those projects.  So for anything related to that they would be assuming.  On the FKI litigation, that's related to some legacy European subsidiaries that they are not acquiring.  Both of the FKI litigation that has been adjudicated, all of that litigation and the associated liability resides in subsidiaries that have been declared insolvent.  One of them was declared insolvent in September of 2008 and the other one in January of 2009.  So because those are insolvent subsidiaries the liabilities associated with that would be residing on our balance sheet in the net liabilities for unconsolidated substance in insolvency.

Mike Breard: Okay.

D.J. Carney: Okay?  We—we're required to leave those liabilities on our balance sheet until the entire insolvency proceedings are completed.

Mike Breard: Okay.  But there's not much risk of you having to pay something?

D.J. Carney: We don't believe so.

Mike Breard: Okay.

D.J. Carney: I mean, the way we have set our corporate structure up, we do not believe that we will be any—we will have to fund those liabilities.

Mike Breard: Okay.  And then you said that you hadn't had the final commissioning on several of your turbine sales, to Chile and so forth.  Do you—do those sales when they come in, will that go to Daewoo or do you get those final payments?

D.J. Carney: It's—it's DSME, Daewoo Shipbuilding, it's a separate company from Daewoo.  They're actually separate companies.  But in general they're acquiring substantially all of the assets and operating liabilities of DeWind incorporated, which comprises of the US operations and the supply chain, and the development efforts in Germany.  So to the extent that these are turbine contracts that are, for the US business, they're acquire those.  There are still a few residual contracts over in Europe that have not technically been taken into revenue recognition, and those remain at this stage.  But we expect those to be resolved and the turbines have been delivered.  They just have not been commissioned and completed the revenue recognition cycle and satisfied the accounting rules in the US.

Mike Breard: Okay.

D.J. Carney: But the turbines themselves have been delivered.

Mike Breard: All right.  Just your best guess of all the money that you're going to be taking in.  Obviously you have to pay the bankers their share.  But how confident are you that you will end up with, say, $45 million, something like that, before paying off the note?

D.J. Carney: We've had to make an estimate for our 10-Q filing, and in that—in the valuation of our remaining assets we value the—the expectation is that we'll receive everything that's due to us.

Mike Breard: Okay.

D.J. Carney: Again, there is an asset true-up mechanism involved here where we've made an estimate of the asset value, and to the extent there's a change in those asset values, between really now and the time we close then there will be an adjustment.  There's an adjustment process for those, both up and down if the assets somehow become more valuable or something were to happen.  Or we avoid liabilities or something like that.

Mike Breard: Okay, so technically they could pay you more.

D.J. Carney: Technically they could.  I'm not expecting they will.

Mike Breard: Okay.  And then—

D.J. Carney: I'm expecting it to be pretty close to where we are.

Mike Breard: Okay.  And then on the Chinese situation, the people that are interfering with your patents over there, is that the same Mercury group that you're seeing here in the US?

Benton Wilcoxon: There's the Mercury group and then there's a few others who have attempted to make some products which have so far sales to even meet performance requirements.  So it's a similar thing where people are basically trying to pull through the product similar to ours using carbon in the center and glass and trying to make some really insignificant modifications in an attempt to make it somewhat different but not substantially, in our opinion, which would be a requirement if one was to try to go around the patent.  We have patent issues in China.  So as of yet they have no patents issued anywhere, any of the parties we're discussing.

Mike Breard: Okay.  Well, at worst even if they attack your patent successfully, I mean, you've got a four, five year head start.  I mean, you still you're going to beat them in the marketplace.

Benton Wilcoxon: Well, in terms of the US, they have called for an ex-parte re-examination that's really not them versus us.  It is basically asking the patent office to take another re-examination to see if patents, which they found, that we believe are unrelated to ours, but which they have found, to see if they interfere.  And therefore would have made our patents void.  As such, this process can take quite a period of time.  The patent office has not agreed to such a thing yet.  They've agreed to provide an answer of whether they will take up the action or not within I believe it's a 90 day period they promised a response.  Which is fairly typical. That's the normal response that they would say, no, we don't think this is worth looking into, or yes, we think this is worth looking into.  And in that case it is not a them versus us.  It's strictly an examiner going through all the records and the new citings of the claims and patents which they would mentioned, in their ex-party action.  And seeing if he thinks that those interfere, and then making a ruling on those, which can take several years.

Mike Breard: I'm just saying with your backlog with all the conductor you've got strewn around the world you'd still be way ahead of anybody else.

Benton Wilcoxon: We believe that to be the case.  We are not overly concerned.  It's just another issue that has to be dealt with.

Mike Breard: All right, and then on your conference call in December you said that there was a chance you could be sold out of capacity pretty early in 2009.  I guess one problem there is the China holdup.  But you haven't had a really large US order. What's the outlook for some large US orders and you mentioned China already.  But what's the outlook in the US?

Benton Wilcoxon: Well, there are several projects in the US which have been engineered for a ACCC.  And they're in the process of the granting of the purchase order cycle, but in some cases  we don't know whether it comes in this month or next month, but some time in that timeframe for a very nice order, repeat order from another customer, even from one of our US ones.  And then we have visibility on several other projects that are planning to go forward as well.  The big issue is some of the US utilities have really just been sitting under cash waiting for either the banking sector to come back into full gear, or various percentage and advantages to be clarified from the department of energy and these grants which are anticipated or in some cases past.  And one of the—past in the House, for example, but not yet in the Senate, and probably will have likely serious modification by the time the final bill passes those houses and becomes law.

So in some cases people are waiting to see what other incentives or bargains they can get before going ahead on a line.  And I expect that to clarify.  I really didn't believe it would have this much of an effect since utilities are doing quite well still.  They just are protecting themselves by not spending money because they don't have the big credit lines that they used to have.

Mike Breard: All right.  So the stimulus package is not stimulating anything right now.

Benton Wilcoxon: I think that's a fairly safe statement.

Mike Breard: Okay, all right.  If the closing on the DeWind sale takes 45 days I assume you'd have enough cash to last 45 days or will that be a problem?

Benton Wilcoxon: We believe that we have a plan to be able to run through that period without a crisis.

Mike Breard: Okay.  And then just out of curiosity, how many other strong bidders did you have for DeWind and—

Benton Wilcoxon: We're really not allowed to comment on that right now because in the event anything went wrong with this transaction, which we do not anticipate, they still are interested in acquiring DeWind.  So our investment banker has told us that we should be absolutely mum on the subject and wait in placing that correctly and finish the deal correctly and in good faith with the current negotiated partner.  In the event anything was to fall into some disarray to pick up immediately with one of the secondary ones.

Mike Breard: Okay.  Or DSME has apparently already said they want to spend an extra 70 million and build a plant in North America, so they do seem to want to go full speed ahead.  All right.  That’s—the other question I had in Brazil.  Are you close to qualifying some of the stranders down there?

Benton Wilcoxon: We do have some stranders we're very close to qualifying.  In either Brazil, because we have three there we've been in discussions with, to follow on some of those because they're so busy they don't want to begin for two years because their plan is booked.  So in this case we also are looking at other stranders in both Colombia, Argentina, the rest of the Mercosur countries, or in the case of Colombia, which is not Mercosur but has special agreements with Brazil that any products made there and shipped into Brazil also do not incur any tariff.  So we have those parties that are very interested and so therefore we'll make headway very quickly.

Mike Breard: Okay, one last question and I'll let somebody else talk. Maybe Laminafill  in Belgium.  Have they actually started selling your cable?

Benton Wilcoxon: They have started selling.  They have a couple of very small projects which I don't think we've made a great deal of mention on with a couple of the German utilities that are really what we would consider small test lines and trial lines.  And you know, it's the being conservative.  There some very large utilities wanting to do a touchy-feely, and have their own installers install it and study it for a little while before they commence with larger orders.  So they have been working on the situation.  They came up with a very nice new brochure which positions ours as the best, the most energy efficient and the highest capacity conductors available period, and they compare it with all other conductors.  So they're proceeding forward albeit nobody I think is proceeding as fast as I would like or anyone in this company would like.  But this is just the slow progress of pushing your way into a typical utility and very conservative market.

Operator: Thank you.  Our next question comes from the line of Brian Cahill, private investor.  Please go ahead.

Brian Cahill: Hi.  Private investor.  A little impatient.  I see in here a lot on the table going on.  Just a comment.  I'm going to throw a few things out there and just I'll listen to a response.

First, impatient.  A small investor, 158,000 shares which I averaged at over $1.20 a share currently.  I'm a little impatient to see non-movement on such great announcements and liquidation and splitting of the company.  From the opening comments I understand 5 million for the bridge loan, 2.5 million attorney fees.  Still leaves over 40 plus million.  You mentioned 3.2 million in operating per year, and says you'd get enough cash flow for 2010.  With the market cap of 95 million approximately, outstanding shares of 288 million, simple math, the stocks should have jumped $0.16 today.  I'm a little disappointed in the outcome.  I think one of the difficulties I like to recommend is tooting your own horn.  You only had one or two press releases per month.  And I'm in the Midwest here, Michigan.  Bloomfield Hills, Michigan.  Nobody knows about you except for Howell, Michigan, where you first saw your first project here which exposed me to your great company and great technology.

I have patience, but I'd like to see some shareholder value for these independent gentlemen out here that save and trust in your company, and I'd like to see what you're doing or have a question on what you're doing in the revamping in the Midwest of our such antiquated grid systems.  We're spread across the globe with sounding like a democratic society there can't disclose full information and you're stretched so thin, when are we going to concentrate and make some money for the shareholders?  I'm complete.  That's Brian Cahill, Bloomfield Hills, Michigan.

Benton Wilcoxon: All right, thank you for your comments.  I guess you've got several issues to state.  As far as the price of the shares after such an announcement, it is difficult to predict what one would see after this type of an announcement.  And I suppose my only comment would be certainly I would have liked to see a better result in the marketplace with such an announcement, especially in today's marketplace.  Given the economic downturn, not only in the US but worldwide, we believe that this is a significant offer for the company for DeWind business, as well as something which we're very happy to see will take DeWind and further evolve it and develop it so it won't die, all the good ideas, and meaning its technology will now be supported by a major or backed by a major company.  So we're very pleased with it.

I guess I'd say on the downside if I was looking at it from another side where the shareholder had, which I'm also a shareholder, I would say that one would probably exercise a little caution and say, let's wait till something is completed and closed.  And once it's closed then I could celebrate.  And until then we have still a lot of work to do here present in our offices today.  Our teams have transitioned cable from the DSME, both accounting transition teams, engineering transition teams, teams that will be heading to Germany for the transition work there and moving there, teams heading towards Teko (sp?) for those operations there.  And teams dealing with HR, which is the lining up of the contracts for each of the employees that they have asked for, which is essentially they've asked for everybody.  It's just a question of which ones will accept the offer and what negotiations, which is really their business and not ours.

So I believe from our point of view we're very confident that they're serious as you pointed out in your comment, or someone did earlier in the call, that they're very serious and they tend to go forward.  So one could celebrate a little bit today but right here we're so busy that we really can't.  We have to just push this through trying to complete everything as fast as possible and therefore hopefully get a closing date even prior to the 30 days which we mentioned as the probable date.

Brian Cahill: Okay.  I will—

Benton Wilcoxon: Go ahead.

Brian Cahill: Now regards to the large cash injection after closing, the 3.2 million payroll, so to say, of overhead.

D.J. Carney: That's per quarter.

Brian Cahill: Per quarter.

D.J. Carney: Mm-hm.

Benton Wilcoxon: And which there are substantial sales that have—do take care of part of that, some revenues that do take care of very significant portion of it.  And an analysis of our costs will determine that even though we had a poor sales quarter our costs did not really appreciate significantly if one doesn’t—in fact they went down according to our CFO here who is just pointing his finger.  And therefore anything which we do to stimulate the market of sales now will be a nice bottom line to the company and then for value to the shareholders, which I understand you have been patient, but you're impatient to see some further developments and results.

Brian Cahill: Yes.  I was expecting to see a nice one today.

Benton Wilcoxon: Yes, and believe me, that's what we wanted to see.  We have of course been slightly, some of us have had to focus significantly, a lot of efforts on this transaction with DeWind, because it is fairly complex and it involves a lot of us, even in the, in management that would typically be spending a lot of time developing markets and so on and expanding our efforts in that area.  It's taken some us some time and effort to work on this transaction.

However, now we can concentrate and have already begun the plans to take and use some of our cash wisely to expand our marketing efforts and this is one of the situations.  Even today as we speak our head of the cable division, Marv Sepe, is not present with us today because he is in the field visiting some very, very large potential customers and has had very good response.  We're asking them to finally just give us a line to engineer so that we can demonstrate that there is no better advantage economically or performance of any other conductor.  And we finally, if we could finally get someone to give us that information that they, what line they really need to work on or they're most excited about or most current project they have no good solution for, if they'll give that to us we can solve the problem and make them look good.  And then they tend to move towards the process of ordering. It sometimes takes a few months for them to sort of re-engineer a little bit according to the new specifications.  And the, but you see it specifies for our conductor and therefore evolving to an order at some point in time.

So we are seeing it now in several cases.  And he's not here today because it was deemed far more critical that he head into the field.  Last week he was in the Midwest in certain cities there dealing with some utilities which we had not had any traction from in the past but which are very large utilities serving some very big markets.  Again, some good success there.  And today and tomorrow—

Brian Cahill: If I could just interrupt with a few things.  First, I understand.  I am very, very happy that there are still people at the helm and the wheel steering the day-to-day operation and to quote myself, still I know come with great frequency.  In lieu of that could you just tune in on questions. When do you anticipate CPTC to be profitability, to show a profit of earnings per share, and is there any remote possibility if you're having difficulties here in the US and abroad that you could couple further with General Cable and use some of their strong facilities and spin something off in regard to using the largest company, cable company in the world?

Benton Wilcoxon: Well, they—in terms of it going to profitability that until this quarter the cable division on a cash basis was—

D.J. Carney: The cable business on a stand-alone basis has been profitable in the past.  It's—obviously this was not a good quarter for us.  If you're looking, you're looking at what revenue levels we need to have to support profitability at our existing expense structure, it's somewhere depending on the margin between 8 to 10 million a quarter.  And so we focus on the top line and getting orders and filling the plant and driving down cost and that's what our focus is.

Benton Wilcoxon: We don't really believe that that amount is really that difficult to attain given the network of sales representatives, agencies, and so on that we've already set up and are now rapidly expanding even in other countries.  But those are the ones in the US we mentioned.  So I think that we're going to see profitability as a company as a whole in the near future and because, I don't really want to pin us on a date right this second because we've had so many issues going on with this closing or simply closing, but the signing, and the big events for that signing which included the CEO of the entire DSME company arriving here for the ceremony yesterday.  So we haven' t had really time to get back and do our complete analysis and our complete market plan, which will dictate a more accurate response in subsequent calls.

The other issue about general cable, general cable has not really been successful in selling the product per se.  They can manufacture product but they really haven't been very successful in selling the product.  I believe it's primarily as we said before, because their commodity sales improved, and this is not a commodity per se.  It is a special product with a value-added impact and requires some rather specific analysis.  So at this point in time I don't see how it would do any good to really expand the relationship with General Cable since they haven't been doing the sales in any event.  And making it doesn't seem to be the problem.  We already have six sources now and I believe very shortly you'll see announcements of at least two other sources, certainly this year.  And the—and I believe there's going to be several more because we now have many calls and many people seeking to become licensees.  So I think that the focus has to be on the marketing sales engineering and setting up regional groups in other areas that can do the same type of sales engineering work that we're doing here.

And that's the key, we believe, and of course we're now completing some new plans and now we anticipate we will have the energy and the time to add certain new key people to this plan so that we can rapidly expand the goals and the (inaudible) of profitability will be moved.

Operator: Thank you.  And management, at this time I'll turn the conference back over to you for any closing comments you might have.

Benton Wilcoxon: I would like to thank all of you for your support in the past and bearing with us through these difficult times just as we all are bearing with some of the economic downturn, which none of us planned and which certainly changed all of the plans which we had for the company following the significant infusion of capital a year ago from Credit Suisse, so—in that particular case.  Thank you for listening to this call today and we anticipate better news as we move forward now in concentrating on our core business.  Thank you.

Operator: Thank you.  And ladies and gentlemen, that will conclude today's teleconference.  If you would like to listen to a replay of today's conference please dial in to (303) 590-3030 or 1-800-406-7325 and enter the access code of 4138194 followed by the pound sign.  We thank you again for your participation and at this time you may disconnect.  Have a nice day.